UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  December 15, 2011

NUTRACEA
(Exact Name of Registrant as Specified in Charter)

California	0-32565	87-0673375
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6720 N. Scottsdale Road, Suite 390 Scottsdale, AZ	85253
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 522-3000

(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 15, 2011, NutraCea’s Brazilian subsidiary, Industria Riograndens De Oleos Vegetais Ltda. (“Irgovel”), entered into a loan agreement with a Brazilian bank.  Under the agreement, Irgovel will be issued two loans in the amount of R$2,784,838 and R$6,676,012, respectively.  The interest rate on the loans is 6.5% per annum, and the maturity date of the loans is December 15, 2021.  Irgovel will make monthly payments under each of the loans with the first payment due on January 15, 2014.  The loans are secured by certain equipment and real property owned by Irgovel.   The bank may terminate the loans upon the occurrence of certain events, such as failure to make timely payments or other breaches under the loan agreements by Irgovel.  In the event of such termination, payments under the loans will be immediately accelerated, a 2% penalty on the outstanding balance of the loans shall be charged, and the interest rate on the loans will increase by 1%.  Irgovel is required to use the majority of the proceeds of the loans for the purchase of equipment and machinery.  If Irgovel fails to use the proceeds in this manner, the loan agreements shall terminate and Irgovel will be required to pay a 50% penalty on the amount received under the loans.  Irgovel may prepay the above loans at any time after providing 30 days notice, subject to a payment of a penalty of 2% of the outstanding balance.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUTRACEA

De\ate: December 20, 2011	By:	/s/ J. Dale Belt
Jerry Dale Belt
Chief Financial Officer
(Duly Authorized Officer)